Exhibit 10.37

May 8, 2007

Bethany Mayer

Dear Bethany:

I am pleased to extend to you an offer to join Blue Coat Systems, Inc. as SVP, Marketing, reporting to Brian NeSmith, President and CEO.

We have structured an offer package for you that consists of the following components:

•	An annual base salary of $230,000 paid according to standard company payroll policies.

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Eligibility to participate in the company’s Executive quarterly profit sharing bonus plan. This plan pays you 20% of your quarterly base pay, when the company meets its quarterly profitability goals. Bonus payments to executives are paid in installments, subject to the executive’s continued employment with the Company.

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We will recommend that you receive an option to purchase 30,000 shares of the Company’s Common Stock reserved under the Company’s option plan. The exercise price per share will be equal to the fair market value per share on the date the option is granted. You will vest in 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement. This grant is subject to approval of the Company’s Compensation Committee in accordance with procedures established by the Company’s Board of Directors and your execution of the appropriate stock option agreement.

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In addition, we will recommend that you receive an award of 3,000 restricted shares of the Company’s Common Stock. Restrictions are removed as the restricted shares vest. You will vest 25% of the restricted shares after 12 months of service, and the balance will vest in quarterly installments over the next 3 years of service, as described in the applicable restricted stock agreement. This award is subject to approval of the Company’s Compensation Committee in accordance with procedures established by the Company’s Board of Directors and your execution of the appropriate restricted stock agreement.

•	Eligibility for all standard benefits according to the Company’s U.S. benefits plan. Information on benefits will be supplied to you as soon as possible.

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You will be designated as an executive officer of the Company under Section 16 of the Securities Act of 1934. Under Section 16, you are required to make various filings with the Securities and Exchange Commission (SEC) in connection with your assumption of your position and any trades you may make in the Company’s securities. As an executive officer, you and other members of your family and household will be subject to certain restrictions with respect to trading in the Company’s securities, including, but not limited to, the restrictions imposed by the Company’s Insider Trading Policy and Pre-Clearance Procedures.

Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is enclosed. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide verification of your identity and your legal right to work in the United States. This offer is contingent upon your ability to provide us with such documentation.

You will be required to complete an application form and a reference and background check authorization form. Your offer of employment is contingent upon your execution of the application form and satisfactory completion of the reference and background check.

Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s President and CEO.

This letter and the enclosed Proprietary Information and Inventions Agreement supersede any prior understandings or agreements, whether oral or written, between you and the Company. These documents may not be amended or modified except by an express written agreement signed by you and the Company’s President and CEO. The terms of this offer and the resolution of any disputes will be governed by California law.

We look forward to your joining Blue Coat and believe that you will find this organization to be a truly exciting and fulfilling place to work!

This offer stands until the end of business on 5/14/2007 and your signature below acknowledges your acceptance of these terms.

Best Regards,

David Powell	Bethany Mayer
Director, Human Resources
Blue Coat Systems, Inc.	My start date will be